EXECUTION COPY

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                                CREDIT AGREEMENT

                            dated as of June 24, 1998

                                      among

                         RENAISSANCE U.S. HOLDINGS, INC.

                                as the Borrower,

                         VARIOUS FINANCIAL INSTITUTIONS,

                                 as the Lenders,

                                       and

                    BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,

                     as Administrative Agent for the Lenders

                                       and

                         BANCAMERICA ROBERTSON STEPHENS,

                                   as Arranger

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



||                                     TABLE OF CONTENTS

ARTICLE I  DEFINITIONS.......................................................................1
        SECTION 1.1  Definitions.............................................................1
        SECTION 1.2  Other Interpretive Provisions..........................................18
        SECTION 1.3  Accounting Principles..................................................19

ARTICLE II  AMOUNT AND TERMS OF COMMITMENT..................................................19
        SECTION 2.1  Commitments............................................................19
        SECTION 2.2  Termination or Reduction of Commitments................................20
        SECTION 2.3  Loan Accounts..........................................................20
        SECTION 2.4  Procedure for Borrowing................................................21
        SECTION 2.5  Conversion and Continuation Elections..................................22
        SECTION 2.6  Repayments.............................................................23
        SECTION 2.7  Interest...............................................................24
        SECTION 2.8  Fees...................................................................25
        SECTION 2.9  Computation of Fees and Interest.......................................26
        SECTION 2.10 Payments by the Borrower...............................................26
        SECTION 2.11 Payments by the Lenders to the
                     Administrative Agent...................................................27
        SECTION 2.12 Sharing of Payments, Etc...............................................28

ARTICLE III  TAXES, YIELD PROTECTION AND ILLEGALITY.........................................29
        SECTION 3.1  Taxes..................................................................29
        SECTION 3.2  Illegality.............................................................30
        SECTION 3.3  Increased Costs and Reduction of Return................................31
        SECTION 3.4  Funding Losses.........................................................31
        SECTION 3.5  Inability to Determine Rates...........................................32
        SECTION 3.6  Certificates of Lenders................................................33
        SECTION 3.7  Substitution of Lenders................................................33
        SECTION 3.8  Survival...............................................................33

ARTICLE IV  REPRESENTATIONS AND WARRANTIES..................................................33
        SECTION 4.1  Due Organization, Authorization, etc...................................33
        SECTION 4.2  Statutory Financial Statements.........................................34
        SECTION 4.3  GAAP Financial Statements..............................................35
        SECTION 4.4  Litigation and Contingent Liabilities..................................36
        SECTION 4.5  Employee Benefit Plans.................................................36
        SECTION 4.6  Investment Company Act.................................................36
        SECTION 4.7  Regulations G, U and X.................................................36
        SECTION 4.8  Proceeds...............................................................37
        SECTION 4.9  Insurance..............................................................37
        SECTION 4.10 Ownership of Properties................................................37
        SECTION 4.11 Business Locations.....................................................37
        SECTION 4.12 Accuracy of Information................................................37
        SECTION 4.13 Subsidiaries...........................................................37
        SECTION 4.14 Insurance Licenses.....................................................38
        SECTION 4.15 Taxes..................................................................38
        SECTION 4.16 Securities Laws........................................................39
        SECTION 4.17 Compliance with Laws...................................................39
        SECTION 4.18 Year 2000 Issues.......................................................39


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



        SECTION 4.19 Purchase...............................................................39

ARTICLE V  AFFIRMATIVE COVENANTS............................................................40
        SECTION 5.1  Reports, Certificates and Other
                     Information............................................................40
        SECTION 5.2  Corporate Existence; Foreign Qualification.............................44
        SECTION 5.3  Books, Records and Inspections.........................................44
        SECTION 5.4  Insurance..............................................................45
        SECTION 5.5  Taxes and Liabilities..................................................45
        SECTION 5.6  Employee Benefit Plans.................................................45
        SECTION 5.7  Compliance with Laws...................................................45
        SECTION 5.8  Maintenance of Permits.................................................45
        SECTION 5.9  Conduct of Business....................................................45

ARTICLE VI  NEGATIVE COVENANTS..............................................................46
        SECTION 6.1  Debt Service Coverage Ratio............................................46
        SECTION 6.2  Risk Based Capital.....................................................46
        SECTION 6.3  Mergers, Consolidations and Sales......................................46
        SECTION 6.4  Regulations G, U and X.................................................46
        SECTION 6.5  Other Agreements.......................................................46
        SECTION 6.6  Transactions with Affiliates...........................................47
        SECTION 6.7  Liens..................................................................47
        SECTION 6.8  Restrictions On Negative Pledge Agreements.............................48
        SECTION 6.9  No Amendment of Certain Documents......................................48
        SECTION 6.10 Dividends, Etc. .......................................................48

ARTICLE VII  EVENTS OF DEFAULT AND THEIR EFFECT.............................................48
        SECTION 7.1  Events of Default......................................................48
        SECTION 7.2  Effect of Event of Default.............................................51

ARTICLE VIII  CONDITIONS....................................................................52
        SECTION 8.1  Conditions to Occurrence of the
                     Effective Date.........................................................52
        SECTION 8.2  Conditions to Occurrence of the
                     Funding Date...........................................................53
        SECTION 8.3  Conditions to All Borrowings...........................................54

ARTICLE IX  THE ADMINISTRATIVE AGENT........................................................56
        SECTION 9.1  Appointment and Authorization..........................................56
        SECTION 9.2  Delegation of Duties...................................................56
        SECTION 9.3  Liability of Administrative Agent......................................56
        SECTION 9.4  Reliance by Administrative Agent.......................................57
        SECTION 9.5  Notice of Default......................................................57
        SECTION 9.6  Credit Decision........................................................58
        SECTION 9.7  Indemnification........................................................58
        SECTION 9.8  Administrative Agent in Individual
                     Capacity...............................................................59
        SECTION 9.9  Successor Administrative Agent.........................................59
        SECTION 9.10 Withholding Tax........................................................60

ARTICLE X  MISCELLANEOUS....................................................................61



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        SECTION 10.1  Amendments and Waivers................................................61
        SECTION 10.2  Notices...............................................................62
        SECTION 10.3  No Waiver; Cumulative Remedies........................................63
        SECTION 10.4  Costs and Expenses....................................................63
        SECTION 10.5  Indemnity.............................................................63
        SECTION 10.6  Payments Set Aside....................................................64
        SECTION 10.7  Successors and Assigns................................................64
        SECTION 10.8  Assignments, Participations, etc......................................64
        SECTION 10.9  Confidentiality.......................................................66
        SECTION 10.10  Set-off..............................................................67
        SECTION 10.11  Notification of Addresses, Lending
                       Offices, Etc.........................................................67

        SECTION 10.12  Counterparts.........................................................68
        SECTION 10.13  Severability.........................................................68
        SECTION 10.14  No Third Parties Benefited...........................................68
        SECTION 10.15  Governing Law and Jurisdiction.......................................68
        SECTION 10.16  Waiver of Jury Trial.................................................69
        SECTION 10.17  Entire Agreement.....................................................69


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                             SCHEDULES AND EXHIBITS

SCHEDULE 1.2        Pricing Grid
SCHEDULE 2.1        Commitments
SCHEDULE 4.1        Jurisdictions
SCHEDULE 4.2(a)     SAP Exceptions
SCHEDULE 4.2(c)     Adverse Changes
SCHEDULE 4.4        Litigation
SCHEDULE 4.5        ERISA
SCHEDULE 4.9        Insurance
SCHEDULE 4.11       Locations
SCHEDULE 4.13       Subsidiaries
SCHEDULE 4.14       Insurance Licenses
SCHEDULE 4.15       Taxes
SCHEDULE 6.7        Liens
SCHEDULE 10.2       Addresses

EXHIBIT A           Form of Notice of Borrowing
EXHIBIT B           Form of Notice of Conversion/Continuation
EXHIBIT C           Form of Compliance Certificate
EXHIBIT D-1         Form of Legal Opinion of Borrower's Counsel
EXHIBIT D-2         Form of Legal Opinion of Guarantor's Bermuda counsel
EXHIBIT E           Form of Assignment and Acceptance
EXHIBIT F           Form of Promissory Note
EXHIBIT G           Form of Guaranty

                                CREDIT AGREEMENT

        THIS CREDIT AGREEMENT, dated as of June 24, 1998, is entered into by and among Renaissance U.S. Holdings, Inc., a Delaware corporation (the "Borrower"), various financial institutions which are parties hereto (the "Lenders") and Bank of America National Trust and Savings Association, as Administrative Agent for the Lenders (in such capacity, the "Administrative Agent").

                                     W I T N E S S E T H:

        WHEREAS, the Borrower proposes to acquire the capital stock and certain assets of certain operating subsidiaries of Nobel Insurance Limited pursuant to the Purchase Agreement (this, and other capitalized terms used in these recitals being defined in Section 1.1 of this Agreement);

        WHEREAS, in order to finance the Purchase, to pay certain fees and expenses incurred in connection with the Purchase and to provide for the general corporate needs of the Borrower and its Subsidiaries, the Borrower has requested the Lenders to make up to $35,000,000 in Term Loans and provide up to a $15,000,000 Revolving Loan facility;

        WHEREAS, the Guarantor is the ultimate parent of the Borrower and has agreed to guaranty the credit facilities hereunder;

        NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

               SECTION 1.1 Definitions. When used herein the following terms shall have the following meanings:

               Administrative Agent means (a) Bank of America National Trust and Savings Association, in its capacity as administrative agent for the Lenders, and (b) each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.9.

               Affiliate of any Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be:

               (a) "controlled by" any other Person if such other Person possesses, directly or indirectly, power:

                      (i) to vote 20% or more of the securities having at the
               time of any determination hereunder voting power for the election of directors of such Person; or

                      (ii) to direct or cause the direction of the management
               and policies of such Person whether by contract or otherwise; or

               (b) "controlled by" or "under common control with" such other Person if such other Person is the executor, administrator, or other personal representative of such Person.

               Agent-Related Persons means BofA, any successor administrative agent arising under Section 9.9 and the Arranger, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

               Agent's Payment Office means the address for payments set forth on Schedule 10.2 in relation to the Administrative Agent, or such other address as the Administrative Agent may from time to time specify.

               Agreement means this Credit Agreement.

               Annual Statement means the annual financial statement of any Insurance Subsidiary as required to be filed with the Department (or similar Governmental Authority) of such Insurance Subsidiary's domicile, together with all exhibits or schedules filed therewith, prepared in conformity with SAP. References to amounts on particular exhibits, schedules, lines, pages and columns of the Annual Statement are based on the format promulgated by the Department for the 1997 Annual Statements. If such format is changed in future years so that different information is contained in such items or they no longer exist, it is understood that the reference is to information consistent with that reported in the referenced item in the 1997 Annual Statement of such Insurance Subsidiary.

               Applicable Margin means (a) in the case of Offshore Rate Loans, the rate set forth opposite "Offshore Rate" on the Pricing Grid for the applicable Pricing Level and (b) in the case of Base Rate Loans, 0%.



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



               Applicable Non-Use Fee Rate means the rate set forth opposite the "Non-Use Fee" on the Pricing Grid for the applicable Pricing Level.

               Arranger means BancAmerica Robertson Stephens.

               Assignee is defined in Section 10.8(a).

               Assignment and Acceptance is defined in Section 10.8(a).

               Attorney Costs means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

               Authorized Officers means those officers of the Borrower whose signatures and incumbency shall have been certified to the Administrative Agent pursuant to Section 8.1(c).

               Available Dividends means, for any Fiscal Quarter, the maximum allowable unpaid dividends (based on the prior Fiscal Year) which, under Department regulations, may be paid by the Insurance Subsidiaries to the Borrower.

               Base Rate means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

               Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

               Base Rate Loan means a Loan that bears interest based on the Base Rate.

               BofA means Bank of America National Trust and Savings Association, a national banking association.

               Borrowing means a borrowing hereunder consisting of Loans of the same Type made to the Borrower on the same day by the Lenders under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

               Borrowing Date means any date on which a Borrowing occurs under
Section 2.4.

               Borrower is defined in the Preamble.

               Borrower Reinsurance Agreement means any arrangement whereby any Insurance Subsidiary, as reinsurer, agrees to indemnify any other insurance or reinsurance company against all or a portion of the insurance or reinsurance risks underwritten by such insurance or reinsurance company under any insurance or reinsurance policy and any Catastrophe Bonds purchased by the Borrower or any of its Subsidiaries.

               Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, New York or Bermuda are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable eurodollar interbank market.

               Capital Adequacy Regulation means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

               Capitalized Lease means, as to any Person, any lease which is or should be capitalized on the balance sheet in accordance with GAAP, together with any other lease which is in substance a financing lease, including, without limitation, any lease under which (a) such Person has or will have an option to purchase the property subject thereto at a nominal amount or an amount less than a reasonable estimate as of the date the lease is entered into of the fair market value of such property or (b) the term of the lease approximates or exceeds the expected useful life of the property leased thereunder.

               Catastrophe Bonds means (a) any note, bond or other Debt instrument or agreement which has a catastrophe risk feature linked to payments thereunder and (b) any equity interest in a Person that is not a Subsidiary controlled, directly or indirectly, by the Borrower for the sole purpose of investing in Debt of the type described in clause (a), which, in the case of Catastrophe Bonds purchased by the Borrower or any of its Subsidiaries, are purchased in accordance with its customary reinsurance underwriting procedures.

               Change in Control shall be deemed to have occurred if (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Guarantor occurs; (b) any

"person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") other than a Founding Shareholder, is or becomes, directly or indirectly, the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of securities of the Guarantor that represent 51% or more of the combined voting power of the Guarantor's then outstanding securities; (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Guarantor (together with any new directors whose election by the Board of Directors or whose nomination by the stockholders of the Guarantor was approved by a vote of a majority of the Directors of the Guarantor then still in office who are either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Guarantor's Board of Directors then in office; or (d) the Guarantor ceases to own, directly or indirectly, 100% of the capital stock of and beneficial interest in the Borrower other than any directors' qualifying shares.

               Code means the Internal Revenue Code of 1986, as amended and any successor statute of similar import, together with the regulations thereunder, as amended, reformed or otherwise modified and in effect from time to time. References to sections of the Code shall be construed to also refer to successor sections.

               Commitments means the Revolving Loan Commitments and the Term Loan Commitments.

               Commitment Termination Event means (a) the occurrence of a Default described in Section 7.1(e) or (b) the occurrence and continuance of any other Event of Default and either (i) the Loans are declared to be due and payable pursuant to Section 7.2, or (ii) in the absence of such declaration, the Administrative Agent, acting at the direction of the Required Lenders, gives notice to the Borrower that the Commitments have been terminated.

               Compliance Certificate means a certificate substantially in the form of Exhibit C but with such changes as the Administrative Agent may from time to time reasonably request for purposes of monitoring the Borrower's compliance herewith.

               Computation Period means, for each Fiscal Quarter, the four consecutive Fiscal Quarters ending on the last day of such Fiscal Quarter.

               Consolidated EBITDA means, as of the last day of any Fiscal Quarter, the sum, without duplication, of: (a) Consolidated Net Income for the Computation Period for the Non- Insurance Subsidiaries, plus (b) the consolidated interest expense and other financing costs of the Non-Insurance Subsidiaries deducted in determining Consolidated Net Income for such Computation Period, plus (c) all depreciation and amortization of assets (including goodwill and other intangible assets) of the Non-Insurance Subsidiaries deducted in determining Consolidated Net Income for such Computation Period, plus (d) all federal, state, local and foreign income taxes (whether paid or deferred) of the Non-Insurance Subsidiaries deducted in determining Consolidated Net Income for such Computation Period, plus (e) other non-cash expenses and all extraordinary and non-recurring expenses of the Non-Insurance Subsidiaries deducted in determining Consolidated Net Income for such Computation Period.

               Consolidated Net Income means, with respect to any Person, the consolidated net income for such period as determined by GAAP, adjusted by excluding, without duplication, to the extent included in calculating such Consolidated Net Income, all extraordinary gains and losses.

               Contingent Liability means any agreement, undertaking or arrangement by which any Person (outside the ordinary course of business) guarantees, endorses, acts as surety for or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment by, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or for the payment of dividends or other distributions upon the shares of any other Person or undertakes or agrees (contingently or otherwise) to purchase, repurchase, or otherwise acquire or become responsible for any Debt, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition of any other Person, or to make payment or transfer property to any other Person other than for fair value received; provided, however, that obligations of each of the Insurance Subsidiaries under Primary Policies or Borrower Reinsurance Agreements which are entered into in the ordinary course of business (including security posted by each of the Insurance Subsidiaries in the ordinary course of its business to secure obligations thereunder) shall not be deemed to be Contingent Liabilities of such Insurance Subsidiary or the Borrower for the purposes of this Agreement. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the Debt, obligation or other liability guaranteed or supported thereby.

               Contractual Obligation means, relative to any Person, any obligation, commitment or undertaking under any agreement or other instrument to which such Person is a party or by which it or any of its property is bound or subject.

               Controlled Group means the Borrower and any corporation, trade or business that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses as described in sections 414(b) and 414(c), respectively, of the Code or in section 4001 of ERISA.

               Debt means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money or in respect of loans or advances (including, without limitation, any such obligations issued by such Person that qualify as Catastrophe Bonds described in clause (a) of the definition thereof net of any escrow established (whether directly or to secure any letter of credit issued to back such Catastrophe Bonds) in connection with such Catastrophe Bonds); (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit which have been drawn but not reimbursed by the Person for whose account such letter of credit was issued, and bankers' acceptances issued for the account of such Person; (d) all obligations in respect of Capitalized Leases of such Person; (e) all Hedging Obligations of such Person other than Hedging Obligations which are reflected in such Person's financial statements;
(f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services; (g) Debt of such Person secured by a Lien on property owned or being purchased by such Person (including Debt arising under conditional sales or other title retention agreements) whether or not such Debt is limited in recourse; (h) any Debt of another Person secured by a Lien on any assets of such first Person, whether or not such Debt is assumed by such first Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such Debt and the fair market value of all property of such Person securing such Debt); (i) any Debt of a partnership in which such Person is a general partner unless such debt is nonrecourse to such Person; and (j) all Contingent Liabilities of such Person whether or not in connection with the foregoing; provided that, notwithstanding anything to contrary contained herein, Debt shall not include(x) unsecured current liabilities incurred in the ordinary course of business and paid within 90 days after the due date (unless contested diligently in good faith by appropriate proceedings and, if requested by the Administrative Agent, reserved against in conformity with GAAP) other than liabilities that are for money borrowed or are evidenced by bonds, debentures, notes or other similar instruments or (y) any obligations of such Person under any Borrower Reinsurance Agreement or any Primary Policy.

               Debt Service Coverage Ratio means the ratio of (a) the sum of (i) Available Dividends plus (ii) Consolidated EBITDA plus (iii) cash and cash equivalents on hand at the Guarantor as of the last day of the Computation Period to (b) Future Debt Service.

               Default means any condition or event, which, after notice or lapse of time or both, would constitute an Event of Default.

               Department is defined in Section 4.2.

               Dollar(s) and the sign "$" means lawful money of the United States of America.

               Effective Date means the date on which the conditions precedent for the effectiveness of this Agreement specified in Section 8.1 shall be met.

               Eligible Assignee means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $250,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; and (d) mutual funds, pension funds and other institutional investors (except an Affiliate of the Borrower) regularly engaged in the making of commercial loans; provided, that any Eligible Assignee which is not organized under the laws of the United States or a state thereof must, on the date it becomes a Lender hereunder, make the representation and give the documents required under Section 9.10.

               ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations promulgated thereunder and under the Code, in each case as in effect from time to time. References to sections of ERISA also refer to successor sections.

               ERISA Event means, with respect to the Borrower, (a) a Reportable Event (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under regulations issued under section 4043 of ERISA), (b) the withdrawal of the Borrower or any Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in section 4001(a)(2) of ERISA if such withdrawal would have a Material Adverse Effect, (c) the filing of a notice of intent to terminate a Plan under a distress termination or the treatment of a Plan amendment as a distress termination under section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC under section 4042 of ERISA, (e) the failure to make required contributions which would result in the imposition of a Lien under section 412 of the Code or section 302 of ERISA, or (f) any other event or condition which might reasonably be expected to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

               Event of Default means any of the events described in Section
7.1.

               Executive Officer means, as to any Person, the president, the chief financial officer, the chief executive officer, the general counsel, the treasurer or the secretary.

               Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

               Final Maturity Date means the fifth anniversary of the Funding Date.

               Fiscal Quarter means any quarter of a Fiscal Year.

               Fiscal Year means any period of twelve consecutive calendar months ending on the last day of December.

               FRB means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

               Founding Shareholders means Persons who are signatories to the Shareholders Agreement on the Effective Date or their Affiliates.

               Funding Date means the date on which the conditions precedent for the initial Borrowing specified in Section 8.2 shall be met.

               Funding Percentage means for any Lender, the percentage set forth opposite the name of such Lender in Schedule 2.1 as the same may be adjusted from time to time pursuant to Section 10.8.

               Future Debt Service shall mean at any time the sum of (a) the consolidated projected interest expense on all outstanding Debt of the Borrower and its Subsidiaries for the next four consecutive Fiscal Quarters plus (b) all scheduled principal payments on outstanding Debt of the Borrower and its Subsidiaries during the next four consecutive Fiscal Quarters. For purposes of this definition, (i) the projected interest expense with respect to any Debt shall be calculated by multiplying the outstanding principal amount of such Debt at the date of calculation by the annualized interest rate then applicable or which would be applicable to such principal amount and subtracting therefrom, for each mandatory reduction of principal that is scheduled to occur within such four Fiscal Quarters, the corresponding portion of such interest and (ii) repayments of Revolving Loans hereunder (other than Revolving Loans due on the Commitment Termination Date) shall not be included as scheduled principal payments.

               GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

               Governmental Authority means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               Guarantor means RenaissanceRe Holdings Ltd., a Bermuda company.

               Guaranty means a Guaranty substantially in the form of Exhibit G executed by the Guarantor.

               Hedging Obligations means, with respect to any Person, the net liability of such Person under any futures contract or options contract (including property catastrophe futures and options), interest rate swap agreements and interest rate collar agreements and all other agreements or arrangements (other than Reinsurance Agreements and Catastrophe Bonds) designed to protect such Person against catastrophic events, fluctuations in interest rates or currency exchange rates.

               Indemnified Liabilities is defined in Section 10.5.

               Indemnified Person is defined in Section 10.5.

               Insurance Code means, with respect to any Insurance Subsidiary, the Insurance Code of such Insurance Subsidiary's domicile and any successor statute of similar import, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time. References to sections of the Insurance Code shall be construed to also refer to successor sections.

               Insurance Policies means policies purchased from insurance companies by the Borrower or any of its Subsidiaries, for its own account to insure against its own liability and property loss (including, without limitation, casualty, liability and workers' compensation insurance).

               Insurance Subsidiary means Nobel and any other Subsidiary of the Borrower created after the Effective Date which is licensed by any Governmental Authority to engage in the insurance business.

               Interest Payment Date means, as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan and if an Interest Period exceeds three months, the day three months after the commencement of the Interest Period and the last day thereof and, as to any Base Rate Loan, the last Business Day of each calendar quarter.

               Interest Period means as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation;

        provided that:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

               (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

               (iii) no Interest Period for any Revolving Loan shall extend beyond the Revolving Commitment Termination Date; and

               (iv) no Interest Period for any Term Loan shall extend beyond the Final Maturity Date.

               IRS means the U.S. Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

               Lenders is defined in the Preamble.

               Lending Office means, as to any Lender, the office or offices of such Lender specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on Schedule 10.2, or such other office or offices as such Lender may from time to time notify the Borrower and the Administrative Agent.

               License(s) is defined in Section 4.14.

               Lien means, when used with respect to any Person, any interest in any real or personal property, asset or other right held, owned or being purchased or acquired by such Person for its own use, consumption or enjoyment which secures payment or performance of any obligation and shall include any mortgage, lien, pledge, encumbrance, charge, retained title of a conditional vendor or lessor, or other security agreement, mortgage, deed of trust, chattel mortgage, assignment, pledge, retention of title, financing or similar statement or notice, or other encumbrance arising as a matter of law, judicial process or otherwise.

               "Loan" means an extension of credit by a Lender to the Borrower under Article II, and may be a Base Rate Loan or an Offshore Rate Loan (each, a "Type" of Loan).

               Loan Documents means this Agreement, the Guaranty, any Notes and all other agreements, instruments, certificates, documents, schedules or other written indicia delivered by the Borrower or any of its Subsidiaries or the Guarantor in connection with any of the foregoing.

               Margin Stock means "margin stock" as such term is defined in Regulation U or X of the FRB.

               Material Adverse Effect means, the occurrence of an event (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), which has or could reasonably be expected to have a materially adverse effect on:

               (a) the assets, business, financial condition or operations of the Guarantor and its Subsidiaries taken as a whole; or

               (b) the ability of the Guarantor to perform any of its payment or other material obligations under any of the Loan Documents; or

               (c) the legality, validity, binding effect or enforceability against the Borrower or the Guarantor of any Loan Document that by its terms purports to bind the Borrower or the Guarantor.

               Multiemployer Plan means a "multiemployer plan" as defined in section 4001(a)(3) of ERISA, and to which the Borrower or any of the Subsidiaries is making, or is obligated to make, contributions, or has made, or has been obligated to make, contributions.

               Net Debt Proceeds means, relative to Debt described in clause (a) or (b) of the definition of Debt issued or incurred by the Borrower or any of its Subsidiaries after the Effective Date (other than Debt under this Agreement, Debt owed to the Guarantor or any of its Subsidiaries and Debt incurred in connection with liens permitted under Section 6.7(iii) and (vi)), the excess of

               (a) the gross cash proceeds received by the Borrower or such Subsidiary over

               (b) all reasonable underwriting commissions, private placement fees, legal, investment banking, and accounting fees and disbursements, printing expenses, and any governmental or exchange fees incurred (or reasonably expected to be incurred) in connection with such issuance or incurrence which are not payable to Affiliates of the Borrower and any escrows established (whether directly or to secure any letter of credit issued to back such Catastrophe Bonds) to support or in connection with the issuance of Catastrophe Bonds.

               Nobel means Nobel Insurance Company, a Texas corporation.

               Non-Insurance Subsidiary means any Subsidiary of the Borrower which is not an Insurance Subsidiary.

               Note means a promissory note executed by the Borrower in favor of a Lender pursuant to Section 2.3(b), in substantially the form of Exhibit F.

               Notice of Borrowing means a notice in substantially the form of Exhibit A.

               Notice of Conversion/Continuation means a notice in substantially the form of Exhibit B.

               Obligations means all obligations and liabilities of the Borrower and its Subsidiaries to the Administrative Agent or any of the Lenders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, primary or secondary, joint or several, recourse or nonrecourse or now or hereafter existing or due or to become due, whether for principal, interest, fees, expenses, lease obligations, claims, indemnities or otherwise, under or in connection with this Agreement or any other Loan Document.

               Offshore Rate means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Administrative Agent as follows:

        Offshore Rate =                 IBOR
                        ------------------------------------
                        1.00 - Eurodollar Reserve Percentage

        Where,

               Eurodollar Reserve Percentage means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

               IBOR means the rate of interest per annum determined by the Administrative Agent to be the arithmetic mean (rounded upward to the next 1/16th of 1%) of the rates of interest per annum determined by the Administrative Agent as the rate of interest at which dollar deposits in the approximate amount of the amount of the Loan to be made or continued as, or converted into, an Offshore Rate Loan by the Administrative Agent or its Affiliates and having a maturity comparable to such Interest Period would be offered by the Administrative Agent to prime international banks in the offshore dollar market at approximately 10:00 a.m. (Chicago time) two Business Days prior to the commencement of such Interest Period.

               The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

               Offshore Rate Loan means a Loan that bears interest based on the Offshore Rate.

               Ordinary Course Litigation is defined in Section 4.4.

               Organization Documents means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

               Other Taxes means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

               Participants is defined in Section 10.8(d).

               PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.

               Person means any natural person, corporation, partnership, firm, trust, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

               Plan means any "employee pension benefit plan," as such term is defined in ERISA, which is subject to Title IV of ERISA (other than a "Multiemployer Plan"), and as to which any entity in the Controlled Group has or may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA for any time within the preceding five years or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

               Pricing Grid means the Pricing Grid set forth on Schedule 1.2.

               Pricing Level means the Pricing Level on the Pricing Grid which is applicable from time to time and in accordance with Section 2.7(c).

               Primary Policies means any insurance policies issued by an Insurance Subsidiary.

               Pro Rata Share means as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender's Commitment divided by the combined Commitments of all Lenders.

               Purchase means the purchase by the Borrower of Nobel and certain other operating subsidiaries and other certain assets of Nobel Insurance Limited pursuant to the Purchase Agreement.

               Purchase Agreement means the Stock Purchase Agreement dated December 19, 1997 among the Borrower, the Guarantor, Nobel Insurance Limited and Nobel Holdings, Inc. as in effect on the Effective Date.

               Quarterly Statement means the quarterly financial statement of any Insurance Subsidiary as required to be filed with the Department (or similar Governmental Authority) of such Insurance Subsidiary's domicile, together with all exhibits or schedules filed therewith, prepared in conformity with SAP.

               Reinsurance Agreement means any arrangement whereby an insurance company, the reinsurer, agrees to indemnify any Insurance Subsidiary against all or a portion of the insurance or reinsurance risks underwritten by such Insurance Subsidiary under any insurance policy.

               Reportable Event means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

               Required Lenders means, at any time, Lenders then having at least 60% of the aggregate amount of the Revolving Commitments or, if the Commitments have been terminated, Lenders then holding at least 60% of the then aggregate unpaid principal amount of the Loans.

               Requirement of Law for any Person means the Organization Documents of such Person, and any law, treaty, rule, ordinance or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

               Revolving Commitment Termination Date means the earliest to occur of (a) the fifth anniversary of the Funding Date or (b) the date on which any Commitment Termination Event occurs.

               Revolving Credit Agreement means that certain Third Amended and Restated Credit Agreement, dated as of December 12, 1996, as amended through the Effective Date, among the Guarantor, the various financial institutions party thereto from time to time and Bank of America National Trust & Savings Association, as Administrative Agent for such lenders and as thereafter amended in accordance with the Guaranty.

               Revolving Loan - see Section 2.1(a).

               Revolving Loan Commitment means as to any Lender the Commitment of such Lender to make Revolving Loans pursuant to Section 2.1(a). The initial amount of the Revolving Loan Commitment of each Lender is set forth on Schedule 2.1.

               SAP means, as to each Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the Department (or other similar authority) in such Insurance Subsidiary's domicile for the preparation of Annual Statements and other financial reports by insurance corporations of the same type as such Insurance Subsidiary.

               Shareholders Agreement means the Shareholders Agreement dated as of August 1, 1995 among the Guarantor, United States Fidelity and Guaranty Company, Warburg, Pincus Investors, L.P., Trustees of the General Electric Pension Trust and GE Investment Private Placement Partners I, Limited Partnership.

               S&P Claims Rating means the claims paying ability rating of Renaissance Reinsurance Ltd. as determined from time to time by Standard & Poor's Rating Group. If at any time no such rating shall be determined, it shall be assumed to be below BBB+.

               Statutory Financial Statements is defined in Section 4.2(a).

               Subsidiary means a corporation of which the indicated Person and/or its other Subsidiaries, individually or in the aggregate, own, directly or indirectly, such number of outstanding shares as have at the time of any determination hereunder more than 50% of the ordinary voting power. Unless otherwise specified, "Subsidiary" shall mean a Subsidiary of the Borrower.

               Taxes means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender's net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a lending office.

               Term Loan - see Section 2.1(b).

               Term Loan Commitment means, as to any Lender, the Commitment of such Lender to make Term Loans pursuant to Section 2.1(b). The initial amount of the Term Loan Commitment of each Lender is set forth on Schedule 2.1.

               Welfare Plan means any "employee welfare benefit plan" as such term is defined in ERISA, as to which the Borrower has any liability.

        SECTION 1.2  Other Interpretive Provisions.

               (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

               (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

               (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                   (ii) The term "including" is not limiting and means "including without limitation."

                   (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

               (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

               (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

               (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

               (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent's or Lenders' involvement in their preparation.

        SECTION 1.3 Accounting Principles. Unless otherwise defined or the context otherwise requires, all financial and accounting terms used herein or in any of the Loan Documents or any certificate or other document made or delivered pursuant hereto shall be defined in accordance with GAAP or SAP, as the context may require. When used in this Agreement, the term "financial statements" shall include the notes and schedules thereto. In addition, when used herein, the terms "best knowledge of" or "to the best knowledge of" any Person shall mean matters within the actual knowledge of such Person (or an Executive Officer or general partner of such Person) or which should have been known by such Person after reasonable inquiry.

                                   ARTICLE II

                         AMOUNT AND TERMS OF COMMITMENT

        SECTION 2.1 Commitments. Upon and subject to the terms and conditions hereof, each of the Lenders severally and for itself agrees as follows:

               (a) Each Lender agrees to make revolving loans to the Borrower (collectively called the "Revolving Loans" and individually called a "Revolving Loan") from time to time on any Business Day during the period from the Funding Date to the Revolving Commitment Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth on Schedule 2.1 under the heading Revolving Loan Commitment for each respective Lender (such amount as the same may be adjusted under Section 2.2 or as a result of one or more assignments under Section 10.8, the Lender's "Revolving Loan Commitment"); provided, however, that, after giving effect to any Borrowing, the aggregate principal amount of all outstanding Revolving Loans shall not at any time exceed the combined Revolving Loan Commitments. Within the limits of each Lender's Revolving Loan Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.1(a), prepay under Section 2.6 and reborrow under this Section 2.1(a).

               (b) Each Lender agrees to make a Term Loan to the Borrower (collectively called the "Term Loans" and individually called a "Term Loan") on the Funding Date in such Lender's Pro Rata Share of such aggregate amounts as the Borrower may request from all Lenders under the Term Loan Commitments, provided that the aggregate principal amount of all Term Loans shall not exceed $35,000,000 and no Lender's Term Loan shall exceed its Term Loan Commitment. Each Lender's Term Loan Commitment shall expire concurrently with the making of such Lender's Term Loan.

        SECTION 2.2 Termination or Reduction of Commitments. (a) The Borrower may, upon not less than five Business Days' prior notice to the Administrative Agent, terminate either Commitment, or permanently reduce either Commitment by an aggregate minimum amount of $3,000,000 or any multiple of $500,000 in excess thereof; unless, in the case of the Revolving Loan Commitment, after giving effect thereto and to any prepayments of Revolving Loans to be made on the effective date thereof, the then-outstanding principal amount of the Revolving Loans would exceed the amount of the combined Revolving Loan Commitment then in effect. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Lender according to its Pro Rata Share.

               (b) Mandatory Commitment Reduction. On each date a Revolving Loans Commitment reduction is required pursuant to Section 2.6(d), the Revolving Loan Commitments shall, without any further action, automatically and permanently be reduced by such amount.

        SECTION 2.3 Loan Accounts. (a) The Loans made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender in the ordinary course of business. The loan accounts or records maintained by each Lender shall be conclusive, absent manifest error, of the amount of the Loans made by such Lender to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans.

               (b) Upon the written request of any Lender made through the Administrative Agent, the Loans made by such Lender may be evidenced by one or more Notes, instead of loan accounts. Each such Lender shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto. Each such Lender is irrevocably authorized by the Borrower to endorse its Note(s) and each such Lender's Note shall be conclusive, absent manifest error; provided, however, that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Borrower hereunder or under any such Note to such Lender.

        SECTION 2.4 Procedure for Borrowing. (a) Each Borrowing shall be made upon the Borrower's irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing (which notice must be received by the Administrative Agent prior to 9:00 a.m. (San Francisco time) (x) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans; and (y) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans, specifying:

               (i) the amount of the Borrowing, which shall be in an aggregate minimum amount of $3,000,000 or any multiple of $500,000 in excess thereof;

               (ii) the requested Borrowing Date, which shall be a Business Day;

               (iii) the Type of Loans comprising the Borrowing; and

               (iv) the duration of the Interest Period applicable to any Offshore Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be three months.

               (b) The Administrative Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender's Pro Rata Share of that Borrowing.

               (c) Each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Administrative Agent for the account of the Borrower at the Administrative Agent's Payment Office by 10:00 a.m. (San Francisco time) on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. The proceeds of all such Loans will then be made available to the Borrower by the Administrative Agent by wire transfer in accordance with written instructions provided to the Administrative Agent by the Borrower of like funds as received by the Administrative Agent.

               (d) After giving effect to any Borrowing, there may not be more than five (5) different Interest Periods in effect.

        SECTION 2.5 Conversion and Continuation Elections. (a) The Borrower may, upon irrevocable written notice to the Administrative Agent in accordance with
Section 2.5(b):

               (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of any other Type of Loans, to convert any such Loans (or any part thereof in an amount not less than $3,000,000, or that is in an integral multiple of $500,000 in excess thereof) into Loans of any other Type; or

               (ii) elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $3,000,000, or that is in an integral multiple of $500,000 in excess thereof);

provided, that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Borrower to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

               (b) The Borrower shall deliver a Notice of Conversion/ Continuation to be received by the Administrative Agent not later than 9:00 a.m. (San Francisco time) at least (x) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans; and (y) one Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

               (i) the proposed Conversion/Continuation Date;

               (ii) the aggregate amount of Loans to be converted or continued;

               (iii) the Type of Loans resulting from the proposed conversion or continuation; and

               (iv) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

               (c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans, the Borrower has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans or if any Default or Event of Default then exists, the Borrower shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

               (d) The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Borrower, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

               (e) After giving effect to any conversion or continuation of Loans, there may not be more than five (5) different Interest Periods in effect.

               (f) The Borrower may not select any Interest Period for a Term Loan if, after giving effect to such selection, the Borrower would have to prepay any Offshore Rate Loan in order to make any scheduled prepayment of such Term Loan.

        SECTION 2.6 Repayments. (a) Subject to Section 3.4, the Borrower may, at any time or from time to time, upon not less than three (3) Business Days' irrevocable notice to the Administrative Agent, ratably prepay Loans in whole or in part, in minimum amounts of $1,000,000 or any multiple of $500,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Term Loans once repaid may not be reborrowed. Prepayments of Term Loans shall be applied in the inverse order of maturity.

               (b) If at any time the aggregate outstanding principal amount of the Revolving Loans shall exceed the Revolving Loan Commitment in effect at such time, the Borrower shall make a principal repayment of the Revolving Loans in an amount equal to such excess.

               (c) The Borrower shall, immediately upon any acceleration of the maturity date of the Loans pursuant to Section 7.2, repay the Loans.

               (d) Within one Business Day after the Borrower receives any Net Debt Proceeds, the Borrower shall repay the Loans and/or reduce the Revolving Loan Commitment in an amount equal to such Net Debt Proceeds unless such payment has been previously waived in writing by the Required Lenders. Net Debt Proceeds shall be applied as follows: (i) Net Debt Proceeds shall be applied to repay Term Loans (in the inverse order of maturity), and (ii) to the extent there are any Net Debt Proceeds remaining after the application required pursuant to clause (i), the Revolving Loan Commitment shall be reduced in an amount equal to such unapplied Net Debt Proceeds and, to the extent such Revolving Loan Commitment Reduction requires payment of Revolving Loans, the Net Debt Proceeds shall be applied to such repayment.

               (e) The Borrower shall repay to the Lenders on the Revolving Commitment Termination Date the aggregate principal amount of Revolving Loans outstanding on such date.

               (f) The Borrower shall repay to the Lenders on each date set forth below the aggregate principal amount of Term Loans set forth opposite such date:

        Term Loan Payment Date      Principal Amount
        ----------------------      ----------------
The second anniversary of the
Funding Date                        $ 8,000,000
The third anniversary of the
Funding Date                        $ 8,500,000
The fourth anniversary of the
Funding Date                        $ 8,500,000
The fifth anniversary of the
Funding Date                        $10,000,000

The Borrower shall repay to the Lenders on the Final Maturity Date the aggregate principal amount of Term Loans outstanding on such date.

               (g) Each prepayment of Offshore Rate Loans shall be accompanied by payment of accrued interest to the date of prepayment on the amount prepaid and amounts required pursuant to Section 3.4.

        SECTION 2.7 Interest. (a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to, the Offshore Rate or the Base Rate, as the case may be (and subject to the Borrower's right to convert to other Types of Loans under Section 2.5), plus the Applicable Margin.

               (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Offshore Rate Loans under Section 2.6 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

               (c) Any change in the Applicable Margin or Applicable Non-Use Fee Rate resulting from a change in the S & P Claims Rating shall be effective as of the effective date of the change in the S & P Claims Rating. The Borrower agrees promptly upon any change in the S & P Claims Rating to inform the Administrative Agent thereof.

               (d) Notwithstanding clause (a) of this Section, after acceleration or, at the election of the Required Lenders while any Event of Default exists, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding 3% per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an interest rate, at a rate per annum equal to the Base Rate plus 3%; provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 3%.

               (e) Anything herein to the contrary notwithstanding, the obligations of the Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law.

        SECTION 2.8 Fees. (a) Agent Fees. The Borrower shall pay fees to the Administrative Agent for the Administrative Agent's own account, as required by the letter agreement ("Fee Letter") between the Borrower and the Administrative Agent dated February 23, 1998 and as the Borrower and the Administrative Agent may agree from time to time.

               (b) Non-Use Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender a non-use fee on the actual daily unused portion of such Lender's Commitments, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Administrative Agent, equal to the Applicable Non-Use Fee Rate. Such non-use fee shall accrue (x) in the case of the Revolving Loan Commitments, from the Effective Date to the Revolving Commitment Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December commencing on June 30, 1998 through the Revolving Commitment Termination Date, with the final payment to be made on the Revolving Commitment Termination Date and (y) in the case of the Term Loan Commitments, from the Effective Date to the Funding Date and shall be due and payable on the Funding Date. The non- use fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article VIII are not met.

        SECTION 2.9 Computation of Fees and Interest. (a) All computations of fees and interest (other than interest on Base Rate Loans) shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest on Base Rate Loans shall be computed on the basis of a 365/366-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

               (b) Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

        SECTION 2.10 Payments by the Borrower. (a) All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent's Payment Office, and shall be made in Dollars and in immediately available funds, no later than 10:00 a.m. (San Francisco time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its

Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Administrative Agent later than 10:00 a.m. (San Francisco time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue to such Business Day.

               (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

               (c) Unless the Administrative Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full as and when required, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

        SECTION 2.11 Payments by the Lenders to the Administrative Agent. (a) Unless the Administrative Agent receives notice from a Lender on or prior to the Effective Date or, with respect to any Borrowing after the Effective Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Administrative Agent for the account of the Borrower the amount of that Lender's Pro Rata Share of the Borrowing, the Administrative Agent may assume that each Lender has made such amount available to the Administrative Agent in immediately available funds on the Borrowing Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Borrower such amount, that Lender shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Administrative Agent submitted to any Lender with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Administrative Agent shall constitute such Lender's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the Borrower of such failure to fund and, upon demand by the Administrative Agent, the Borrower shall pay such amount to the Administrative Agent for the Administrative Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

               (b) The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

        SECTION 2.12 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.

                                   ARTICLE III

                     TAXES, YIELD PROTECTION AND ILLEGALITY

        SECTION 3.1 Taxes. (a) Any and all payments by the Borrower to each Lender or the Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, the Borrower shall pay all Other Taxes.

               (b) The Borrower agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lender or the Administrative Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Lender or the Administrative Agent makes written demand therefor.

               (c) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then:

               (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

               (ii) the Borrower shall make such deductions and withholdings;

               (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

               (iv) the Borrower shall also pay, without duplication, to each Lender or the Administrative Agent for the account of such Lender, at the time interest is paid, all additional amounts which the respective Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes or Other Taxes had not been imposed.

               (d) Within 30 days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.

               (e) If the Borrower is required to pay additional amounts to any Lender or the Administrative Agent pursuant to Section 3.1(c), then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender or inconsistent with such Lender's internal policies.

        SECTION 3.2 Illegality. (a) If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Lender to the Borrower through the Administrative Agent, any obligation of that Lender to make Offshore Rate Loans shall be suspended until the Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

               (b) If a Lender determines that it is unlawful to maintain any Offshore Rate Loan, the Borrower shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full such Offshore Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 3.4, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Offshore Rate Loan. If the Borrower is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Borrower shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

               (c) If the obligation of any Lender to make or maintain Offshore Rate Loans has been so terminated or suspended, the Borrower may elect, by giving notice to the Lender through the Administrative Agent that all Loans which would otherwise be made by the Lender as Offshore Rate Loans shall be instead Base Rate Loans.

               (d) Before giving any notice to the Administrative Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender or inconsistent with such Lender's internal policies.

        SECTION 3.3 Increased Costs and Reduction of Return. (a) If any Lender determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate) in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Offshore Rate Loans, then the Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs; provided that the Borrower shall not be obligated to pay any additional amounts which were incurred by such Lender more than 90 days prior to the date of such request.

               (b) If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased or its rate of return is decreased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Borrower through the Administrative Agent, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase; provided that the Borrower shall not be obligated to pay any additional amounts which were incurred by such Lender more than 90 days prior to the date of such request.

        SECTION 3.4 Funding Losses. The Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

               (a) the failure of the Borrower to make on a timely basis any payment of principal of any Offshore Rate Loan;

               (b) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation that includes an Offshore Rate Loan;

               (c) the failure of the Borrower to make any prepayment in accordance with any notice delivered under Section 2.6;

               (d) the prepayment (including pursuant to Section 2.6) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

               (e) the automatic conversion under Section 2.5 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section and under Section 3.3(a), each Offshore Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the IBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

        SECTION 3.5 Inability to Determine Rates. If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or the Administrative Agent determines (or the Required Lenders advise the Administrative Agent) that the Offshore Rate applicable pursuant to Section 2.7(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Offshore Rate

Loans, as the case may be, hereunder shall be suspended until the Administrative Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/ Continuation then submitted by it. If the Borrower does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

        SECTION 3.6 Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article III shall deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

        SECTION 3.7 Substitution of Lenders. Upon the receipt by the Borrower from any Lender (an "Affected Lender") of a claim for compensation under Section 3.1, 3.2 or 3.3 the Borrower may: (i) request the Affected Lender to use its reasonable efforts to obtain a replacement bank or financial institution satisfactory to the Borrower to acquire and assume all or a ratable part of all of such Affected Lender's Loans and Commitment (a "Substitute Lender"); (ii) request one more of the other Lenders to acquire and assume all or part of such Affected Lender's Loans and Commitment; or (iii) designate a Substitute Lender. Any such designation of a Substitute Lender under clause (i) or (iii) shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld).

        SECTION 3.8 Survival. The agreements and obligations of the Borrower in this Article III shall survive the payment of all other Obligations.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

               To induce the Lenders to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants (provided that for purposes of giving representations and warranties prior to the date the Purchase has been consummated, the Borrower has assumed that the Purchase has been consummated in accordance with the terms of the Purchase Agreement) to each Lender that:

        SECTION 4.1 Due Organization, Authorization, etc. Each of the Borrower and each Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) is duly qualified to do business and in good standing in each jurisdiction where, because of the nature of its activities or properties, such qualification is required except where the failure to qualify would not have a Material Adverse Effect, which jurisdictions are set forth with respect to the Borrower and each Subsidiary on Schedule 4.1 as revised from time to time by the Borrower pursuant to Section 5.1(l), (c) has the requisite corporate power and authority and the right to own and operate its properties, to lease the property it operates under lease, and to conduct its business as now and proposed to be conducted, and (d) has obtained all material licenses, permits, consents or approvals from or by, and has made all filings with, and given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct (including, without limitation, the consummation of the transactions contemplated by this Agreement) as to each of the foregoing, except where the failure to do so would not have a Material Adverse Effect. The execution, delivery and performance by the Borrower of this Agreement and the consummation of the transactions contemplated hereby and thereby are within its corporate powers and have been duly authorized by all necessary corporate action (including, without limitation, shareholder approval, if required). Each of the Borrower and its Subsidiaries has received all other material consents and approvals (if any shall be required) necessary for such execution, delivery and performance, and such execution, delivery and performance do not and will not contravene or conflict with, or create a Lien or right of termination or acceleration under, any Requirement of Law or Contractual Obligation binding upon the Borrower or such Subsidiaries. This Agreement and each of the Loan Documents to which the Borrower is a party is (or when executed and delivered will be) the legal, valid, and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms; provided that the Borrower assumes for purposes of this Section 4.1 that this Agreement and the other Loan Documents have been validly executed and delivered by each of the parties thereto other than the Borrower.

        SECTION 4.2 Statutory Financial Statements. (a) The Annual Statement and the March 31, 1998 Quarterly Statement of each of the Insurance Subsidiaries (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) as filed with the appropriate Governmental Authority of its jurisdiction of domicile (the "Department") and delivered to each Lender prior to the execution and delivery of this Agreement, as of and for the 1997 Fiscal Year and the Fiscal

Quarter ended March 31, 1998, (collectively the "Statutory Financial Statements"), have been prepared in accordance with SAP applied on a consistent basis (except as noted therein). Each such Statutory Financial Statement was in compliance with applicable law when filed. To the best of the Borrower's knowledge, the 1997 Fiscal Year and the March 31, 1998 Statutory Financial Statements fairly present the financial position, the results of operations and changes in equity of each such Insurance Subsidiary as of and for the respective dates and periods indicated therein in accordance with SAP applied on a consistent basis, except as set forth in the notes thereto or on Schedule 4.2(a). Except for liabilities and obligations, including, without limitation, reserves, policy and contract claims and statutory liabilities (all of which have been computed in accordance with SAP), disclosed or provided for in the Statutory Financial Statements, the Insurance Subsidiaries did not have, as of the respective dates of each of such financial statements, any liabilities or obligations (whether absolute or contingent and whether due or to become due) which, in conformity with SAP, applied on a consistent basis, would have been required to be or should be disclosed or provided for in such financial statements. All books of account of each of the Insurance Subsidiaries fully and fairly disclose all of the transactions, properties, assets, investments, liabilities and obligations of such Insurance Subsidiary and all of such books of account are in the possession of each such Insurance Subsidiary and are true, correct and complete in all material respects.

               (b) With respect to any representation and warranty with respect to the 1997 Fiscal Year and the March 31, 1998 Statutory Financial Statements, such representation and warranty is to the best of the Borrower's knowledge. With respect to any representation and warranty which is deemed to be made after the date hereof by the Borrower, references to the Statutory Financial Statements shall refer to the Statutory Financial Statements which as of such date shall have most recently been furnished by or on behalf of the Insurance Subsidiaries to each Lender pursuant to this Agreement.

               (c) Except as set forth on Schedule 4.2(c), there has been no change in the business, assets, operations or financial condition of the Borrower or any Subsidiary which has had or could reasonably be expected to have a Material Adverse Effect since December 31, 1997.

        SECTION 4.3 GAAP Financial Statements. (a) The Borrower has heretofore furnished to the Lenders the consolidated financial statements of Nobel Insurance Limited and its Subsidiaries for the Fiscal Year ending December 31, 1997 and the Fiscal Quarter ending March 31, 1998. To the best of the Borrower's knowledge, such financial statements are free of material misstatement and present fairly, in all material respects, the consolidated financial condition of Nobel Insurance Limited and its Subsidiaries at such dates.

               (b) With respect to any representation and warranty which is deemed to be made after the date hereof by the Borrower, the balance sheet and statements of operations, of shareholders' equity and of cash flow, which as of such date shall most recently have been furnished by or on behalf of the Borrower to each Lender for the purposes of or in connection with this Agreement or any transaction contemplated hereby, shall have been prepared in accordance with GAAP consistently applied (except as disclosed therein and, in the case of interim financial statements, for the absence of footnote disclosures), and shall present fairly the consolidated financial condition of the corporations covered thereby as at the dates thereof for the periods then ended, subject, in the case of quarterly financial statements, to normal year-end audit adjustments.

               (c) The forecasted cash flow statement of the Borrower and its Subsidiaries (after giving effect to the Purchase and the borrowings hereunder), copies of which have been delivered to each Lender, have been prepared by the Borrower in light of the past operations of the business of Nobel Insurance Limited and its Subsidiaries and represent, as of the date of this Agreement, the good faith estimate of the Borrower and its senior management for the most probable course of the business of the Borrower and its Subsidiaries after giving effect to such transactions.

        SECTION 4.4 Litigation and Contingent Liabilities. (a) Except as set forth (including estimates of the dollar amounts involved) in Schedule 4.4 hereto and (b) except for claims which are covered by Insurance Policies, coverage for which has not been denied in writing, or which relate to Primary Policies or Borrower Reinsurance Agreements issued by the Borrower or its Insurance Subsidiaries or to which it is a party entered into by the Borrower or its Insurance Subsidiaries in the ordinary course of business (referred to herein as "Ordinary Course Litigation"), no claim, litigation (including, without limitation, derivative actions), arbitration, governmental investigation or proceeding or inquiry is pending or, to its knowledge, threatened against the Borrower or any of its Subsidiaries (i) which would, if adversely determined, have a Material Adverse Effect or (ii) which relates to any of the transactions contemplated hereby, and there is no basis known to the Borrower for any of the foregoing. Other than any liability incident to such claims, litigation or proceedings, the Borrower has no material Contingent Liabilities not provided for or referred to in the financial statements delivered pursuant to Section 4.3.

        SECTION 4.5 Employee Benefit Plans. Set forth on Schedule 4.5 as revised from time to time by the Borrower pursuant to Section 5.1(l) is a list of all Plans and all Multiemployer Plans respectively, which, to the knowledge of the Borrower, are maintained with respect to employees of the Borrower or its Subsidiaries.

        SECTION 4.6 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled by an investment company," within the meaning of the Investment Company Act of 1940, as amended.

        SECTION 4.7 Regulations U and X. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the Borrower, any of its Subsidiaries, any Affiliate of any of them or any Person acting on their behalf has taken or will take action to cause the execution, delivery or performance of this Agreement, the making or existence of the Loans or the use of proceeds of the Loans to violate Regulations U or X of the FRB.

        SECTION 4.8 Proceeds. The proceeds of the Term Loans will be used to finance the Purchase and the costs associated therewith. The proceeds of the Revolving Loans will be used for general corporate purposes (including capital contributions to Subsidiaries and acquisitions permitted under Section 6.3). None of such proceeds will be used in violation of applicable law, and none of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any margin stock as defined in Regulation U of the FRB.

        SECTION 4.9 Insurance. Schedule 4.9 as revised from time to time by the Borrower pursuant to Section 5.1(l) sets forth a true and correct summary of all Insurance Policies. No notice of any pending or threatened cancellation or premium increase has been received by the Borrower or its Subsidiaries with respect to any such Insurance Policies. The Borrower and its Subsidiaries are in substantial compliance with all material conditions contained in such Insurance Policies.

        SECTION 4.10 Ownership of Properties. On the date of any Loan, the Borrower and its Subsidiaries will have good title to all of their respective material properties and assets, real and personal, of any nature whatsoever.

        SECTION 4.11 Business Locations. Schedule 4.11 as revised from time to time by the Borrower pursuant to Section 5.1(l) lists each of the locations where the Borrower maintains an office, a place of business or any records.

        SECTION 4.12 Accuracy of Information. All factual written information furnished heretofore or contemporaneously herewith by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement, the Purchase or any of the transactions contemplated hereby, as supplemented to the date hereof, is and all other such factual written information hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or the Lenders will be, true and accurate in every material respect on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading; provided, however, that with respect to information provided by the Borrower with respect to Nobel (including its Statutory Financial Statements or GAAP financial statements) and other information relating to the Purchase, the Borrower's representation hereunder is to the best of its knowledge.

        SECTION 4.13 Subsidiaries. Schedule 4.13 as updated from time to time pursuant to Section 5.1(l) contains a complete list of the Borrower's Subsidiaries and designates each such Subsidiary as an Insurance Subsidiary or a Non-Insurance Subsidiary.

        SECTION 4.14 Insurance Licenses. Schedule 4.14 as revised from time to time by the Borrower pursuant to Section 5.1(l) lists all of the jurisdictions in which any of the Insurance Subsidiaries hold licenses (including, without limitation, licenses or certificates of authority from applicable insurance departments), permits or authorizations to transact insurance business (collectively, the "Licenses"). Except as set forth on Schedule 4.14, to the best of the Borrower's knowledge, no such License is the subject of a proceeding for suspension or revocation or any similar proceedings, there is no sustainable basis for such a suspension or revocation, and no such suspension or revocation is threatened by the Department. Schedule 4.14 as revised from time to time by the Borrower pursuant to Section 5.1(l) indicates the line or lines of insurance which each such Insurance Subsidiary is permitted to be engaged in with respect to each License therein listed. The Insurance Subsidiaries do not transact any insurance business, directly or indirectly, in any jurisdiction other than those enumerated on Schedule 4.14 as revised from time to time by the Borrower pursuant to Section 5.1(l) hereto, where such business requires that any such Insurance Subsidiary obtain any license, permit, governmental approval, consent or other authorization.

        SECTION 4.15 Taxes. The Borrower and each of its Subsidiaries has filed all tax returns that are required to be filed by it, and has paid or provided adequate reserves for the payment of all material taxes, including, without limitation, all payroll taxes and federal and state withholding taxes, and all assessments payable by it that have become due, other than (a) those that are not yet delinquent or that are disclosed on Schedule 4.15 or that are being contested in good faith by appropriate proceedings and with respect to which reserves have been established, and are being maintained, in accordance with GAAP or (b) those which the failure to file or pay would not have a Material Adverse Effect. Except as set forth in Schedule 4.15, on the Effective Date there is no ongoing audit or, to the Borrower's knowledge, other governmental investigation of the tax liability of the Borrower or any of its Subsidiaries and there is no unresolved claim by a taxing authority concerning the Borrower's or any such Subsidiary's tax liability, for any period for which returns have been filed or were due. As used in this Section 4.15, the term "taxes" includes all taxes of any nature whatsoever and however denominated, including, without limitation, excise, import, governmental fees, duties and all other charges, as well as additions to tax, penalties and interest thereon, imposed by any government or instrumentality, whether federal, state, local, foreign or other.

        SECTION 4.16 Securities Laws. Neither the Borrower nor any Affiliate, nor anyone acting on behalf of any such Person, has directly or indirectly offered any interest in the Loans or any other Obligation for sale to, or solicited any offer to acquire any such interest from, or has sold any such interest to any Person that would subject the issuance or sale of the Loans or any other liability to registration under the Securities Act of 1933, as amended.

        SECTION 4.17 Compliance with Laws. Neither the Borrower nor any of its Subsidiaries is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority, if the effect of such violation could reasonably be expected to have a Material Adverse Effect and, to the best of the Borrower's knowledge, no such violation has been alleged and each of the Borrower and its Subsidiaries (i) has filed in a timely manner all reports, documents and other materials required to be filed by it with any Governmental Authority, if such failure to so file could reasonably be expected to have a Material Adverse Effect; and the information contained in each of such filings is true, correct and complete in all material respects and
(ii) has retained all records and documents required to be retained by it pursuant to any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority, if the failure to so retain such records and documents could reasonably be expected to have a Material Adverse Effect.

        SECTION 4.18 Year 2000 Issues. The Borrower and its Subsidiaries have developed and implemented a comprehensive, detailed program to address on a timely basis the "Year 2000 Problem" (that is the risk that computer applications used by the Borrower or its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior and any date after December 31, 1999) and reasonably anticipates that it will on a timely basis successfully resolve the Year 2000 Problem for all material computer applications used by the Borrower or any of its Subsidiaries. The Borrower believes, based upon inquiry made, that each supplier and vendor of the Borrower and its Subsidiaries that is of material importance to the financial well being of the Borrower and its Subsidiaries taken as a whole will also successfully resolve on a timely basis the Year 2000 Problem for all of its material computer applications.

        SECTION 4.19 Purchase. The Purchase will be consummated substantially in accordance with the terms of the Purchase Agreement and will comply in all respects with all applicable legal requirements. All necessary governmental, regulatory, shareholder and other consents and approvals required for the consummation of the Purchase will be, prior to the consummation thereof, duly obtained and in full force and effect.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

               Until the Loans and all other Obligations are paid in full, and until the Revolving Commitment Termination Date, the Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

        SECTION 5.1 Reports, Certificates and Other Information. Furnish or cause to be furnished to the Administrative Agent and the Lenders:

               (a) GAAP Financial Statements:

               (i) Within 50 days after the close of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries, as of the close of such quarter and the related consolidated and consolidating statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated) and accompanied by the certification of the chief executive officer, chief financial officer or treasurer of the Borrower that all such financial statements are complete and correct and present fairly in accordance with GAAP (subject to normal year-end adjustments) the consolidated results of operations and cash flows of the Borrower as at the end of such Fiscal Quarter and for the period then ended.

               (ii) Within 95 days after the close of each Fiscal Year, (A) a copy of the annual audited consolidated financial statements of the Borrower and its Subsidiaries, consisting of consolidated balance sheets and consolidated statements of income and retained earnings and cash flows, setting forth in comparative form in each case the consolidated figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP, certified without material qualification (including any Year 2000 Problem) by the independent certified public accountants regularly retained by the Borrower, or any other firm of independent certified public accountants of recognized national standing selected by the Borrower and reasonably acceptable to the Required Lenders that all such financial statements are complete and correct and present fairly in accordance with GAAP the consolidated financial position and the consolidated results of operations and cash flows of the Borrower and its Subsidiaries as at the end of such Fiscal Year and for the period then ended and (B) a copy of the consolidating balance sheets and consolidating statements of income and retained earnings and cash flows for the Borrower and its Subsidiaries as of the end of such Fiscal Year, accompanied by the certificate of the chief executive officer, chief financial officer or treasurer of the Borrower that all such consolidating financial statements are complete and correct and present fairly the results of operations and cash flows of the Borrower as at the end of such Fiscal Year and for the period then ended.

               (b) Tax Returns. If requested by the Administrative Agent, copies of all federal, state, local and foreign tax returns and reports in respect of income, franchise or other taxes on or measured by income (excluding sales, use or like taxes) filed by the Borrower or any of its Subsidiaries.

               (c) SAP Financial Statements. Within (i) 5 days after the date filed with the Department for each of its Fiscal Years, but in any event within 125 days after the end of each Fiscal Year of each Insurance Subsidiary a copy of the Annual Statement of each Insurance Subsidiary for such Fiscal Year and (ii) 5 days after the date filed with any Department for each of its Fiscal Quarters, but in any event within 60 days after the end of each Fiscal Quarter of each Insurance Subsidiary a copy of the Quarterly Statement of each Insurance Subsidiary for such Fiscal Quarter, if any, required by such Department to be filed, each of which statements delivered pursuant to clause (i) or (ii) to be prepared in accordance with SAP and accompanied by the certification of the chief financial officer or chief executive officer of each Insurance Subsidiary that such financial statement is complete and correct and presents fairly in accordance with SAP the financial position of such Insurance Subsidiary for the period then ended.

               (d) Notice of Default, etc. Immediately after an Executive Officer of the Borrower knows or has reason to know of the existence of any Default, or any development or other information which would have a Material Adverse Effect, telephonic or telegraphic notice specifying the nature of such Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within two (2) Business Days.

               (e) Other Information. The following certificates and other information related to the Borrower:

               (i) Promptly after completion of each such item but in no event later than the 95th day after the close of each Fiscal Year of the Borrower, a copy of the Borrower's business plan.

               (ii) Within five (5) Business Days of receipt, a copy of any financial examination reports by a Governmental Authority with respect to the Insurance Subsidiaries relating to the insurance business of the Insurance Subsidiaries (when, and if, prepared); provided, the Borrower shall only be required to deliver any interim report hereunder at such time as Borrower has knowledge that a final report will not be issued and delivered to the Administrative Agent within 90 days of any such interim report.

               (iii) Copies of all filings (other than nonmaterial tax filings) with Governmental Authorities by the Borrower or any Subsidiary not later than five (5) Business Days after such filings are made, including, without limitation, filings which seek approval of Governmental Authorities with respect to transactions between the Borrower or such Subsidiary and its Affiliates.

               (iv) Within five (5) Business Days of such notice, notice of proposed or actual suspension, termination or revocation of any material License of the Insurance Subsidiaries by any Governmental Authority or of receipt of notice from any Governmental Authority notifying the Borrower of a hearing relating to such a suspension, termination or revocation, including any request by a Governmental Authority which commits the Borrower or any Insurance Subsidiary to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of the Borrower or any Insurance Subsidiary to conduct its business.

               (v) Within five (5) Business Days of such notice, notice of any pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Governmental Authority concerning the business, practices or operations of the Borrower or any Insurance Subsidiary.

               (vi) Simultaneously with delivery of the financial statements provided pursuant to Section 5.1(a)(i), a list of all investments (including, without limitation, Permitted Investments) of the Borrower and its Insurance Subsidiaries as of the end of such Fiscal Quarter.

               (vii) Promptly, notice of any actual or, to the best of the Borrower's knowledge, proposed material changes in the Insurance Code governing the investment or dividend practices of any Insurance Subsidiary.

               (viii) Promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.

               (f) Compliance Certificates. Concurrently with the delivery to the Administrative Agent of the GAAP financial statements under Sections 5.1(a)(i) and 5.1(a)(ii), for each Fiscal Quarter and Fiscal Year of the Borrower, and at any other time no later than thirty (30) Business Days following a written request of the Administrative Agent, a duly completed Compliance Certificate, signed by the chief financial officer or treasurer of the Borrower, containing, among other things, a computation of, and showing compliance with, each of the applicable financial ratios and restrictions contained in Sections 6.1, 6.2 and 6.10, and to the effect that, to the best of such officer's knowledge, as of such date no Default has occurred and is continuing.

               (g) Reports to SEC and to Shareholders. Promptly upon the filing or making thereof (i) copies of each filing and report made by the Borrower or any of its Subsidiaries with or to any securities exchange or the Securities and Exchange Commission and (ii) if the Borrower has issued stock in a public offering, of each communication from the Borrower to shareholders generally.

               (h) Notice of Litigation, License and ERISA Matters. Promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Borrower with respect thereto: (i) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding (including any Internal Revenue Service or Department of Labor proceeding with respect to any Plan or Welfare Plan) which could, if adversely determined, be reasonably expected to have a Material Adverse Effect and which is not Ordinary Course Litigation, (ii) the occurrence of an ERISA Event; (iii) the commencement of any dispute which might lead to the modification, transfer, revocation, suspension or termination of this Agreement or any Loan Document or (iv) any event which could be reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the Borrower to perform any of its payment or other material obligations under any of the Loan Documents.

               (i) Insurance Reports. Within five (5) Business Days of receipt of such notice by the Borrower or its Subsidiaries, written notice of any cancellation or material adverse change in any material Insurance Policy carried by the Borrower or any of its Subsidiaries.

               (j) List of Directors and Officers and Amendments. Concurrently with the delivery of the financial statements required pursuant to Section 5.1(a)(i) and (ii), a list of the Executive Officers and Directors of the Borrower and its Subsidiaries to the extent such information is not included in the information provided pursuant to Section 5.1(g) and to the extent such information has changed since the last delivery pursuant to this Section.

               (k) Formation of Subsidiaries. Promptly upon formation of any Subsidiary, written notice of the name, purpose and capitalization of such Subsidiary.

               (l) Updated Schedules. From time to time, and in any event concurrently with delivery of the financial statements under Section 5.1(a)(i) and (ii), revised Schedules 4.1, 4.5, 4.9, 4.11, 4.13 and 4.14, if applicable, showing changes from the Schedules previously delivered.

               (m) Other Information. From time to time such other information concerning the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

        SECTION 5.2 Corporate Existence; Foreign Qualification. Do and cause to be done at all times all things necessary to (a) maintain and preserve the corporate existence of the Borrower and each Insurance Subsidiary of the Borrower (except that inactive Subsidiaries of the Borrower may be merged out of existence or dissolved), (b) be, and ensure that each Subsidiary of the Borrower is, duly qualified to do business and be in good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary unless the failure to be so qualified would not have a Material Adverse Effect, and (c) do or cause to be done all things necessary to preserve and keep in full force and effect the Borrower's corporate existence.

        SECTION 5.3 Books, Records and Inspections. (a) Maintain, and cause each of its Subsidiaries to maintain, materially complete and accurate books and records in accordance with GAAP and in addition, with respect to each Insurance Subsidiary, SAP, (b) permit, and cause each of its Subsidiaries to permit, access at reasonable times by the Administrative Agent to its books and records,
(c) permit, and cause each of its Subsidiaries to permit, the Administrative Agent or its designated representative to inspect at reasonable times its properties and operations, and (d) permit, and cause each of its Subsidiaries to permit, the Administrative Agent to discuss its business, operations and financial condition with its officers and its independent accountants.

        SECTION 5.4 Insurance. Maintain, and cause each of its Subsidiaries to maintain, Insurance Policies to such extent and against such hazards and liabilities as is required by law or customarily maintained by prudent companies similarly situated.

        SECTION 5.5 Taxes and Liabilities. Pay, and cause each of its Subsidiaries to pay, when due all material taxes, assessments and other material liabilities except as contested in good faith and by appropriate proceedings with respect to which reserves have been established, and are being maintained, in accordance with GAAP if and so long as such contest could not reasonably be expected to have a Material Adverse Effect.

        SECTION 5.6 Employee Benefit Plans. Maintain, and cause each of its Subsidiaries to maintain, each Plan and Welfare Plan in compliance in all material respects with all applicable Requirements of Law.

        SECTION 5.7 Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, (a) with all federal and local laws, rules and regulations related to its businesses (including, without limitation, the establishment of all insurance reserves required to be established under SAP and applicable laws restricting the investments of the Borrower), and (b) with all Contractual Obligations binding upon such entity, except where, in each case, failure to so comply would not in the aggregate have a Material Adverse Effect.

        SECTION 5.8 Maintenance of Permits. Maintain, and cause each of its Subsidiaries to maintain, all permits, licenses and consents as may be required for the conduct of its business by any federal or local government agency or instrumentality except where failure to maintain the same could not reasonably be expected to have a Material Adverse Effect.

        SECTION 5.9 Conduct of Business. Engage, and cause each Subsidiary to engage, primarily in the same business in which the Borrower and its Subsidiaries are engaged on the date hereof (including, without limitation, making no major changes in its business lines, geographic exposures or retention levels); provided, however, Nobel may cede its casualty business to American Re-Insurance Company and/or Inter-Ocean Reinsurance Company Ltd.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

        Until the Loans and all other Obligations are paid in full and until the Revolving Commitment Termination Date, the Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

        SECTION 6.1 Debt Service Coverage Ratio. Not permit the Debt Service Coverage Ratio to be less than 1.25:1.00 as of the end of any Fiscal Quarter.

        SECTION 6.2 Risk Based Capital. Not permit the adjusted surplus (as defined by the applicable Department's Risk Based Capital Guidelines) of each Insurance Subsidiary to be less than 125% of such Insurance Subsidiary's respective Company Action Level (as defined by the applicable Department's Risk Based Capital Guidelines) as of the end of each Fiscal Year.

        SECTION 6.3 Mergers, Consolidations and Sales. Not, and not permit any of its Insurance Subsidiaries to, (a) merge or consolidate, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person (other than a newly formed Subsidiary or the acquisition of a Subsidiary which complies with clause
(ii) of this Section 6.3), or (b) sell, transfer, convey or lease all or any substantial part of its assets or sell or assign with or without recourse any receivables, other than any sale, transfer, conveyance or lease in the ordinary course of business except for (i) any such merger or consolidation, sale, transfer, conveyance, lease or assignment of any wholly owned Subsidiary into, with or to the Borrower or any other wholly owned Subsidiary, (ii) purchases or acquisitions which comply with Section 5.9 provided no Default or Event of Default has occurred and is continuing or would result therefrom and (iii) the Purchase.

        SECTION 6.4 Regulations U and X. Not, and not permit any of its Subsidiaries to, hold margin stock (as such term is defined in Regulation U of the FRB) having a value in excess of 20% of the value of the assets of the Borrower and its Subsidiaries taken as a whole after taking into account the application of the proceeds of the Loans.

        SECTION 6.5 Other Agreements. Not, and not permit any of its Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by the performance of obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

        SECTION 6.6 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist, directly or indirectly, any arrangement, transaction or contract with any of its Affiliates unless such arrangement, transaction or contract is on an arm's length basis; provided that transactions between the Borrower and the Guarantor or any wholly-owned Subsidiary of the Guarantor or between any wholly-owned Subsidiaries of the Borrower shall be excluded from the restrictions set forth in this Section 6.6.

        SECTION 6.7 Liens. Not, and not permit any of its Subsidiaries to, create or permit to exist any Lien with respect to any assets now or hereafter existing or acquired, except the following: (i) Liens for current taxes not delinquent or for taxes being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP; (ii) easements, party wall agreements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole; (iii) Liens in connection with the acquisition of fixed assets after the date hereof and attaching only to the property being acquired; (iv) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits and Liens pursuant to letters of credit or other security arrangements in connection with such insurance or benefits; (v) attachments, judgments and other similar Liens for sums not exceeding $5,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights);
(vi) attachments, judgments and other similar Liens for sums of $5,000,000 or more (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights) provided the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith and by appropriate proceedings and have been bonded off; (vii) Liens identified on Schedule 6.7 and extensions, renewals or replacements thereof but only if the principal amount of the Debt secured thereby immediately prior to such extension, renewal or replacement is not increased and such Lien is not extended to any other property; (viii) mechanics', workers', materialmen's, landlord liens and other like Liens arising in the ordinary course of business in respect of obligations which are not delinquent or which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP, and (ix) liens pursuant to trust, letter of credit or other security arrangements in connection with Primary Policies, Borrower Reinsurance Agreements or Catastrophe Bonds; provided, however, that, no Lien shall be permitted to exist on the shares of stock of any Subsidiary.

        SECTION 6.8 Restrictions On Negative Pledge Agreements. Not, and not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any agreement, other than this Agreement which places any restrictions upon the right of the Borrower or any of its Subsidiaries to sell, pledge or otherwise dispose of any material portion of its properties now owned or hereafter acquired other than as permitted under Section 6.7, except for such restrictions imposed by federal or state laws upon the right of the Borrower or any of its Subsidiaries to sell, pledge or otherwise dispose of securities owned by it.

        SECTION 6.9 No Amendment of Certain Documents. Not enter into or permit to exist any amendment, modification or waiver of the Purchase Agreement as in effect on the Effective Date which would in any manner be materially adverse to the interests of the Lenders.

        SECTION 6.10 Dividends, Etc.. Not, and not permit its Subsidiaries to,
(a) declare or pay any dividends on any of its capital stock (other than payments of dividends by a Subsidiary to the Borrower), (b) purchase or redeem any capital stock of the Guarantor or any of its Subsidiaries other than the Borrower or any of its Subsidiaries or any warrants, options or other rights in respect of such stock, or (c) set aside funds for any of the foregoing, except that the Borrower may declare or pay dividends on any of its Capital Stock provided no Default or Event of Default has occurred and is continuing on the date of or would result from such declaration or payment.

                                   ARTICLE VII

                       EVENTS OF DEFAULT AND THEIR EFFECT

        SECTION 7.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

               (a) Non-Payment of Loan. Default in the payment when due of any principal on the Loans.

               (b) Non-Payment of Interest, Fees, etc. Default, and continuance thereof for three (3) Business Days, in the payment when due of interest on the Loans, fees or of any other amount payable hereunder or under the Loan Documents.

               (c) Non-Payment of Other Debt. (i) Default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Debt of, or guaranteed by, the Borrower or any of its Subsidiaries if the aggregate amount of Debt of the Borrower and/or any of its Subsidiaries which is accelerated or due and payable, or which (subject to any applicable grace period) may be accelerated or otherwise become due and payable, by reason of such default or defaults is $5,000,000 or more, or (ii) default in the performance or observance of any obligation or condition with respect to any such other Debt of, or guaranteed by, the Borrower and/or any of its Subsidiaries if the effect of such default or defaults is to accelerate the maturity (subject to any applicable grace period) of any such Debt of $5,000,000 or more in the aggregate or to permit the holder or holders of such Debt of $5,000,000 or more in the aggregate, or any trustee or agent for such holders, to cause such Debt to become due and payable prior to its expressed maturity.

               (d) Other Material Obligations. Except for obligations covered under other provisions of this Article VII, default in the payment when due, or in the performance or observance of, any material obligation of, or material condition agreed to by, the Borrower or any of its Subsidiaries with respect to any material purchase or lease obligation of $5,000,000 or more (unless the existence of any such default is being contested by the Borrower in good faith and by appropriate proceedings and the Borrower has established, and is maintaining, adequate reserves therefor in accordance with GAAP) which default continues for a period of 30 days.

               (e) Bankruptcy, Insolvency, etc. (i) The Guarantor, the Borrower or any Insurance Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; (ii) there shall be commenced by or against the Guarantor, the Borrower or any Insurance Subsidiary any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, supervision, conservatorship, liquidation, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, rehabilitation, conservation, supervision, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, obligations or liabilities, or (B) seeking appointment of a receiver, trustee, custodian, rehabilitator, conservator, supervisor, liquidator or other similar official for it or for all or any substantial part of its assets, in each case which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) if filed against such Person, remains undismissed, undischarged or unstayed for a period of 60 days; or (iii) there shall be commenced against any of such Person any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any of such Persons shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause(ii) or (iii) above; or (v) any Governmental Authority shall issue any order of conservation, supervision or any other order of like effect relating to any of such Persons.

               (f) Non-compliance With Section 6.1. The Borrower shall fail to comply with the covenant set forth in Section 6.1 unless the Borrower thereafter complies with such covenant on or before the last day of the Fiscal Quarter following the Fiscal Quarter in which such noncompliance occurred.

               (g) Non-compliance With Other Financial Conditions. Failure by the Borrower to comply with its covenants set forth in Section 6.2, 6.8, 6.9, or 6.10.

               (h) Non-compliance With Other Provisions. Failure by the Borrower to comply with or to perform any provision of this Agreement or the other Loan Documents (and not constituting an Event of Default under any of the other provisions of this Article VII) and continuance of such failure for 30 days after notice thereof from the Administrative Agent to the Borrower.

               (i) Guarantor Default. Failure by the Guarantor (or any of its Insurance Subsidiaries) to comply or perform any covenants or agreements of Guarantor or any its Insurance Subsidiaries set forth in the Guaranty or the other Loan Documents applicable to the Guarantor or any of the Insurance Subsidiaries (other than those constituting an Event of Default under any of the other provisions of this Article VII).

               (j) Warranties and Representations. Any warranty or representation made by or on behalf of the Guarantor, the Borrower or any Subsidiary in any of the Loan Documents is inaccurate or incorrect or is breached or false or misleading in any material respect as of the date such warranty or representation is made; or any schedule, certificate, financial statement, report, notice, or other instrument furnished by or on behalf of the Guarantor, the Borrower or any Subsidiary to the Administrative Agent or the Lenders is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

               (k) Employee Benefit Plans. A contribution failure occurs with respect to any Plan sufficient to give rise to a Lien against the Borrower or any of its Subsidiaries under section 302(f)(1) of ERISA (as in effect on the Effective Date); or withdrawal by one or more companies in the Controlled Group from one or more Multiemployer Plans to which it or they have an obligation to contribute and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal or withdrawals (including any outstanding withdrawal liability that the Controlled Group has incurred on the date of such withdrawal) is $5,000,000 or more.

               (l) Loan Documents. Any action shall be taken by or on behalf of the Borrower, the Guarantor or any Affiliate thereof to discontinue any of the Loan Documents or to contest the validity, binding nature or enforceability of any thereof.

               (m) Change in Control. A Change in Control occurs.

               (n) Judgments. A final judgment or judgments which exceed an aggregate of $5,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights) shall be rendered against the Borrower or any Subsidiary and shall not have been discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of such judgment(s).

               (o) Change in Law. Any change is made in the Insurance Code which affects the dividend practices of any Insurance Subsidiary and which is reasonably likely to have a Material Adverse Effect and such circumstances shall continue for 120 days.

               (p) Defaults Under Revolving Credit Agreement. An event of default shall have occurred and be continuing under the Revolving Credit Agreement. If the Revolving Credit Agreement is terminated, the occurrence of any event or the existence of any circumstance which would have, had it occurred or existed prior to such termination, constituted an event of default, shall constitute an Event of Default hereunder.

        SECTION 7.2 Effect of Event of Default. If any Event of Default described in Section 7.1(e) shall occur, the Loans and all other Obligations shall become immediately due and payable, all without notice of any kind; and, in the case of any other Event of Default, the Administrative Agent upon the written request of the Required Lenders shall terminate the Commitments hereunder and declare all or any portion of the Loans and all other Obligations to be due and payable, whereupon the Commitments shall terminate and all or such portion of the Loans and all other Obligations shall become immediately due and payable, all without further notice of any kind. The Administrative Agent shall promptly advise the Borrower of any such declaration but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 7.1(a) may not be waived except by consent of all of the Lenders and acknowledged by the Administrative Agent in writing.

                                  ARTICLE VIII

                                   CONDITIONS

        SECTION 8.1 Conditions to Occurrence of the Effective Date. The occurrence of the Effective Date shall be subject to receipt by the Administrative Agent of all of the following, each duly executed and dated the Effective Date (or such earlier date as shall be satisfactory to the Administrative Agent), each in form and substance satisfactory to the Administrative Agent:

               (a) This Agreement and Certain Related Documents. This Agreement, the Guaranty and such other Loan Documents as are required to be delivered by the terms of this Agreement.

               (b) Resolutions. Certified copies of resolutions of the Board of Directors of each of the Borrower and the Guarantor authorizing the execution, delivery and performance, respectively, of those documents and matters required of it with respect to the Loan Documents to which such Person is a party.

               (c) Incumbency and Signatures. A certificate of an Authorized Officer of each of the Borrower and the Guarantor certifying the names of the individual or individuals authorized to sign the Loan Documents to which such Person is a party, together with a sample of the true signature of each such individual. (The Lenders may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.)

               (d) Opinions of Counsel. A favorable opinion of U.S. counsel to the Borrower and the Guarantor substantially in the form of Exhibit D-1, and addressing such legal matters as the Administrative Agent may require and a favorable opinion of Bermuda counsel to the Guarantor, substantially in the form of Exhibit D-2, and addressing such other legal matters as the Administrative Agent may require.

               (e) Organization Documents, etc. A Certificate of an Authorized Officer of the Borrower certifying true and correct copies of the Purchase Agreement and the Organization Documents of the Borrower.

               (f) Insurance Proceedings. Certificate of an Authorized Officer of the Borrower and the Guarantor that there are no material insurance regulatory proceedings pending or threatened against the Borrower or any Insurance Subsidiary (including Nobel) in any jurisdiction.

               (g) Fees. The fees referred to in Section 2.8 which are due and payable on or prior to the Effective Date shall have been paid to the Administrative Agent where applicable for the benefit of the Lenders.

               (h) Other. Such other documents as the Administrative Agent may reasonably request.

        SECTION 8.2 Conditions to Occurrence of the Funding Date. The occurrence of the Funding Date and the initial Borrowing hereunder shall be subject to receipt by the Administrative Agent of all of the following, each duly executed and dated the Funding Date (or such earlier date as shall be satisfactory to the Administrative Agent), each in form and substance satisfactory to the Administrative Agent:

               (a) Insurance Proceedings. Certificate of an Authorized Officer of the Borrower and the Guarantor that there are no material insurance regulatory proceedings pending or, to its knowledge, threatened against the Borrower or any Insurance Subsidiary (including Nobel) in any jurisdiction.

               (b) Material Adverse Change Certificate. An officer's certificate, signed by an Authorized Officer of the Borrower and the Guarantor, certifying that to such officer's best knowledge, since December 31, 1997, no event has occurred which individually or in the aggregate (i) could reasonably be expected to have a Material Adverse Effect or (ii) could reasonably be expected to have a materially adverse effect on the assets, business, financial conditions, operations or prospects of Nobel or the other entities being acquired by the Borrower in the Purchase.

               (c) Effective Date. The Effective Date shall have occurred.

               (d) Capital Structure. The Administrative Agent and its counsel shall be satisfied with the existing and proposed capital structure and corporate structure of the Borrower.

               (e) Purchase. There shall not exist any litigation or claims with respect to any aspect of the Purchase, any related transaction or any other transaction contemplated by the Purchase Agreement or the financing thereof which the Administrative Agent reasonably considers to be material.

               (f) The Funding and Close. The Administrative Agent shall have received evidence, reasonably satisfactory to the Administrative Agent, that the Purchase will be closed within 72 hours of the Funding Date on terms and conditions reasonably satisfactory to the Lenders and that sufficient cash is available to the Borrower to consummate the Purchase taking into account the Term Loans hereunder.

               (g) Officer's Certificate. A certificate (which shall be given on the date the Purchase is closed) executed by an Authorized Officer of the Borrower certifying that:

               (i) the Purchase has been consummated in accordance with the terms of the Purchase Agreement;

               (ii) the Purchase complied in all respects with all applicable legal requirements, and all necessary governmental, regulatory, shareholder and other consents and approvals required for the consummation of the Purchase were duly obtained, were and continue to be in full force and effect;

               (iii) the Purchase and the consummation thereof do not violate any statute or regulations or any order, judgment, or decree of any Governmental Authority and will not result in a breach, or constitute a default under, any agreement, indenture, order or decree affecting the Guarantor, the Borrower or any of its Subsidiaries;

               (iv) all of the representations and warranties of the Borrower, and to the best of the Borrower's knowledge, the other parties to the Purchase Agreement, contained in the Purchase Agreement and the other documents executed in connection therewith are true and correct in all material respects as of the Funding Date of the Purchase; and

               (v) that Nobel has entered into agreements with American Re-Insurance Company and/or Inter-Ocean Reinsurance Company Ltd. providing for the reinsurance by such Persons of the casualty business of Nobel.

               (h) Other. Such other documents as the Administrative Agent may reasonably request.

        SECTION 8.3 Conditions to All Borrowings. The obligation of the Lenders to make all Loans (including the initial Loans) shall be subject to the prior or concurrent satisfaction (in form and substance satisfactory to the Administrative Agent) of each of the conditions precedent set forth below:

               (a) No Default. No Default (excluding a Default under Section 7.1(f) but including an Event of Default under Section 7.1(f)) shall have occurred and be continuing or will result from the making of the Loans and no Default or Event of Default shall have occurred and be continuing under the Loan Documents or will result from the making of the Loans and no Default (as defined under the Revolving Credit Agreement) has occurred and is continuing.

               (b) Warranties and Representations. (i) All warranties and representations contained in this Agreement (other than Section 4.4 except in the case of the initial Loans) and the representations and warranties of the Guarantor contained in Article III of the Guaranty shall be true and correct in all material respects as of the date of any Loan, with the same effect as though made on the date of and concurrently with the making of such Loan (except where such representation speaks as of specified date) and (ii) all covenants contained herein and in such documents to be performed by each of the parties thereto (other than the Administrative Agent or the Lenders) prior to the date of any Loan shall have been performed.

               (c) Litigation. (i) No litigation (including, without limitation, derivative actions), arbitration, governmental investigation or proceeding or inquiry shall be, on the date of any Loan, pending, or to the knowledge of the Borrower, threatened which seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or to obtain material relief as a result of, the transactions contemplated hereunder or, in the reasonable opinion of the Required Lenders, could be reasonably expected to be materially adverse to any of the parties to this Agreement and which is not Ordinary Course Litigation, and (ii) in the reasonable opinion of the Required Lenders, no material adverse development shall have occurred in any litigation (including, without limitation, derivative actions), arbitration, government investigation or proceeding or inquiry disclosed in Schedule 4.4 which is likely to have a Material Adverse Effect.

               (d) Fees. The fees referred to in Section 2.8 which are due and payable on or prior to the Funding Date or the date of any Loan shall have been paid to the Administrative Agent, where applicable, for the benefit of the Lenders.

               (e) Borrowing Request. The Administrative Agent shall have received a Notice of Borrowing.

               (f) Material Adverse Effect. There shall not have occurred any event which, in the reasonable judgment of the Required Lenders, constitutes a Material Adverse Effect.

                                   ARTICLE IX

                            THE ADMINISTRATIVE AGENT

        SECTION 9.1 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

        SECTION 9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

        SECTION 9.3 Liability of Administrative Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Guarantor, the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Guarantor, the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Guarantor, the Borrower or any of the Borrower's Subsidiaries or Affiliates.

        SECTION 9.4 Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

               (b) For purposes of determining compliance with the conditions specified in Section 8.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

        SECTION 9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with
Article VII; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

        SECTION 9.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Guarantor, the Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-

Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Guarantor or the Borrower which may come into the possession of any of the Agent-Related Persons.

        SECTION 9.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

        SECTION 9.8 Administrative Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Guarantor, the Borrower and its Subsidiaries and Affiliates as though BofA were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Guarantor, the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Guarantor, the Borrower or such Subsidiary) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" include BofA in its individual capacity.

        SECTION 9.9 Successor Administrative Agent. The Administrative Agent may, and at the request of the Required Lenders shall, resign as Administrative Agent upon 30 days' notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be approved by the Borrower. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.4 and
10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

        SECTION 9.10 Withholding Tax. (a) Each Lender which is not organized under the laws of the United States or a state thereof hereby agrees, to the extent permitted by applicable law (including any applicable double taxation treaty), to execute and deliver to the Borrower and the Administrative Agent on or before the first scheduled payment date (or, if later, the date it becomes a party to this Agreement), a properly completed IRS Form 1001 or Form 4224, as appropriate, or, such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from United States withholding tax. Such Lender agrees to promptly notify the Administrative Agent and the Borrower of any change in circumstances or

Requirement of Law which would modify or render invalid any claimed exemption.

               (b) Each Lender hereby represents and warrants to the Borrower that on the Effective Date (or, if later, the date it becomes a party to this Agreement) it is entitled to receive payments of principal of, and interest on, Loans made by such Lender without withholding or deduction of U.S. withholding tax.

               (c) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Borrower and/or the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Borrower and/or the Administrative Agent of a change in circumstances which rendered the exemption from withholding tax ineffective, or for any other reason) such Lender shall indemnify the Borrower and/or the Administrative Agent fully for all amounts paid, directly or indirectly, by the Borrower and/or the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Borrower and/or the Administrative Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

                                    ARTICLE X

                                  MISCELLANEOUS

        SECTION 10.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent at the written request of the Required Lenders) and the Borrower and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and the Borrower and acknowledged by the Administrative Agent, do any of the following:

               (a) increase or extend any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.2);

               (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

               (c) reduce or forgive the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

               (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

               (e) release the Guarantor from its obligations under the Guaranty; or

               (f) amend this Section 10.1, or Section 2.12, or any provision herein providing for consent or other action by all Lenders;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

        SECTION 10.2 Notices. (a) All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrower by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 10.2, and (ii) except in the case of Notices of Borrowing and Notices of Conversions/Continuation, shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on
Schedule 10.2; or, as directed to the Borrower or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.

               (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or, if delivered, upon delivery, except that notices pursuant to Article II or IX shall not be effective until actually received by the Administrative Agent.

               (c) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic or facsimile notice.

        SECTION 10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

        SECTION 10.4  Costs and Expenses.  The Borrower shall:

               (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse BofA (including in its capacity as Administrative Agent) within ten Business Days after demand for all costs and expenses incurred by BofA (including in its capacity as Administrative Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by BofA (including in its capacity as Administrative Agent) with respect thereto; and

               (b) pay or reimburse the Administrative Agent and each Lender within ten Business Days after demand for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the

Loans, and including any bankruptcy or other insolvency proceeding or appellate proceeding).

        SECTION 10.5 Indemnity. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold the Agent-Related Persons, and each Lender and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any bankruptcy or other insolvency proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

        SECTION 10.6 Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any bankruptcy or other insolvency proceeding or otherwise, then
(a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.

        SECTION 10.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

        SECTION 10.8 Assignments, Participations, etc. (a) Any Lender may, with the written consent of the Borrower (at all times other than during the existence of an Event of Default) and the Administrative Agent, which consents shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Borrower or the Administrative Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder, provided, however, that (x) any assignment and delegation shall be a constant and not a varying, percentage of all of the assigning Lender's Commitments and Loans hereunder, (y) the aggregate principal amount of the Commitments and Loans assigned by any Lender to someone other than another Lender shall be in a minimum amount of $5,000,000 (or if less, the entire Commitments then held by such Lender) and after giving effect to any such assignment by a Lender, the aggregate amount of the Commitments and/or Loans held by such assigning Lender is at least $5,000,000 (unless such Lender has assigned the entire Commitment and Loans then held by it). The Borrower and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrower and the Administrative Agent an Assignment and Acceptance in the form of Exhibit E ("Assignment and Acceptance") and (iii) the assignor Lender or Assignee has paid to the Administrative Agent a processing fee in the amount of $3,000.

               (b) From and after the date that the Administrative Agent notifies the assignor Lender that it has received (and provided the required consents with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

               (c) Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

               (d) Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a "Participant") participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents provided that such assignment shall be a constant and not a varying percentage of that Lender's Commitments and Loans; provided, however, that (i) the originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower and the Administrative Agent shall continue to deal solely and directly with the Originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the first proviso to Section 10.1. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.1,
3.3 and 10.5 to the extent the Lender selling such participation would be so entitled, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

               (e) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR ss.203.14, and such Federal

Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

        SECTION 10.9 Confidentiality. Each Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Borrower and provided to it by the Guarantor, the Borrower or any Subsidiary, or by the Administrative Agent on behalf of the Guarantor, the Borrower or any Subsidiary of either of them, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated directly with the Guarantor, the Borrower or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Guarantor or the Borrower, provided that such source is not bound by a confidentiality agreement with the Guarantor or the Borrower known to the Lender; provided, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party;
(E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (H) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Guarantor, the Borrower or any Subsidiary is party or is deemed party with such Lender or such Affiliate; and (I) to its Affiliates which are either such Lender's parent or it or its parent's wholly owned Subsidiary or, with the prior written consent of the Borrower which shall not be unreasonably withheld, its other Affiliates.

        SECTION 10.10 Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the

Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

        SECTION 10.11 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

        SECTION 10.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

        SECTION 10.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

        SECTION 10.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the Administrative Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

        SECTION 10.15 Governing Law and Jurisdiction. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

               (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID OR BY ANY OTHER MEANS PERMITTED BY ILLINOIS OR FEDERAL LAW.

        SECTION 10.16 Waiver of Jury Trial. THE BORROWER, THE LENDERS AND THE ADMINISTRATIVE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER, THE LENDERS AND THE ADMINISTRATIVE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

        SECTION 10.17 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrower, the Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

                                     RENAISSANCE U.S. HOLDINGS, INC.

                                     By:
                                        ----------------------------------------
                                     Title:
                                           -------------------------------------

                                     BANK OF AMERICA NATIONAL TRUST
                                     AND SAVINGS ASSOCIATION, as
                                     Administrative Agent and Lender

                                     By: /s/ Gary R. Peet
                                         ---------------------------------------
                                     Title: Managing Director
                                            ------------------------------------

                                     FLEET NATIONAL BANK, as Lender


                                     By: /s/ Thomas McKinley
                                         ---------------------------------------
                                     Title: SVP
                                            ------------------------------------

                                     MELLON BANK N.A., as Lender


                                     By: /s/ Edward Chidine
                                         ---------------------------------------
                                     Title: Vice President
                                            ------------------------------------

                                     DEUTSCHE BANK AG, NEW YORK AND/OR
                                     CAYMAN ISLANDS BRANCH, as Lender


                                     By: /s/ John S. McGill
                                         ---------------------------------------
                                     Title: Vice President
                                           -------------------------------------


                                     By: /s/ Gayma Shivnarain
                                         ---------------------------------------
                                     Title: Vice President
                                           -------------------------------------

                                     FIRST UNION NATIONAL BANK, as
                                     Lender


                                     By: /s/ Gail Golightly
                                         ---------------------------------------
                                     Title: Senior Vice President
                                           -------------------------------------

                                  SCHEDULE 1.2

                                  Pricing Grid

===========================================================================================
                               Pricing                Pricing                Pricing
                               Level I               Level II               Level III
-------------------------------------------------------------------------------------------
S & P Claims                  BBB+ or                A-, A or A+           AA- or above
Rating                        below
-------------------------------------------------------------------------------------------
Offshore Rate                  0.625%                 0.500%                 0.375%
-------------------------------------------------------------------------------------------
Non-Use Fee                    0.175%                 0.150%                 0.125%
Rate
===========================================================================================

                                  SCHEDULE 2.1

                                   COMMITMENTS

                    Revolving Loan
                      Commitment           Term Loan         Pro Rata
Lender                  Amount             Commitment         Share
------              --------------         ----------        --------
Bank of America       $ 3,600,000         $ 8,400,000       24.0000%
 National Trust &
 Savings Associa-
 tion

Fleet National Bank   $ 2,850,000         $ 6,650,000       19.0000%

Mellon Bank, N.A.     $ 2,850,000         $ 6,650,000       19.0000%

First Union
 National Bank        $ 2,850,000         $ 6,650,000       19.0000%

Deutsche Bank AG      $ 2,850,000         $ 6,650,000       19.0000%
                      ===========         ===========
                      $15,000,000         $35,000,000      100.0000%